SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 31, 2002
Date of Report (Date of earliest event reported)

CONCUR TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-25137	91-1608052
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6222 185TH AVENUE NE
REDMOND, WASHINGTON 98052
(Address of principal executive offices, including zip code)

(425) 702-8808
(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

On July 31, 2002, Concur Technologies, Inc., a Delaware corporation, completed and announced its acquisition of Captura Software, Inc., a Delaware corporation, through the merger of a wholly-owned subsidiary of Concur with and into Captura, with Captura surviving as a wholly-owned subsidiary of Concur (the “Merger”). Concur will account for the Merger under the purchase method of accounting.

Prior to the Merger, Captura was a privately held corporation that provided hosted and licensed corporate expense management solutions. Following the Merger, Captura’s operations were consolidated into Concur’s operations at Concur’s headquarters in Redmond, Washington.

In connection with the Merger, all outstanding equity securities of Captura will be exchanged for up to approximately 5.2 million shares of Concur’s common stock, which will represent approximately 16.6% ownership of the combined company, plus approximately $2 million in cash. The amount of consideration is subject to certain adjustments and escrow provisions, including the following: (a) an indemnity escrow of approximately 10% of the Merger consideration; (b) a reduction of the cash consideration by up to approximately $1.1 million primarily relating to payments made by Captura or Concur to former Captura employees in connection with Captura’s pre-existing retention bonus plan; and (c) a hold back of approximately 1.1 million shares of the stock consideration, which is subject to achievement of certain additional customer bookings by September 30, 2002. Based on the price of Concur’s stock at the time of the Merger, the transaction was valued at between approximately $12.5 and $14.9 million, subject to such adjustments and escrow provisions. Concur did not assume any of Captura’s outstanding stock options or warrants in the transaction.

Item 7.    Financial Statements and Exhibits

(a)  Financial statements of businesses acquired

(i)	Independent Auditors’ Report
(ii)	Captura Software, Inc. and subsidiaries Consolidated Balance Sheets as of December 31, 2000 and 2001
(iii)	Captura Software, Inc. and subsidiaries Consolidated Statements of Operations for the years ended December 31, 2000 and 2001
(iv)	Captura Software, Inc. and subsidiaries Consolidated Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2000 and 2001
(v)	Captura Software, Inc. and subsidiaries Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 2001
(vi)	Captura Software, Inc. and subsidiaries Notes to Consolidated Financial Statements
(vii)	Captura Software, Inc. and subsidiaries Condensed Consolidated Balance Sheet as of June 30, 2002 (unaudited)
(viii)	Captura Software, Inc. and subsidiaries Condensed Consolidated Statements of Operations for the six months ended June 30, 2001 and 2002 (unaudited)
(ix)	Captura Software, Inc. and subsidiaries Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2001 and 2002 (unaudited)
(x)	Captura Software, Inc. and subsidiaries Consolidated Notes to Condensed Consolidated Financial Statements (unaudited)

(b)  Pro forma financial information (unaudited)

(i)	Pro Forma Combined Consolidated Balance Sheet as of June 30, 2002 (unaudited)
(ii)	Pro Forma Combined Consolidated Statement of Operations for the nine months ended June 30, 2002 (unaudited)
(iii)	Pro Forma Combined Consolidated Statement of Operations for the fiscal year ended September 30, 2001 (unaudited)
(iv)	Notes to Pro Forma Combined Consolidated Financial Statements (unaudited)

Item 7(a)(i)

INDEPENDENT AUDITORS’ REPORT

Audit Committee
Captura Software, Inc.
Kirkland, Washington

We have audited the accompanying consolidated balance sheets of Captura Software, Inc. and subsidiaries (the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

January 25, 2002
(July 31, 2002, as to Note 16)

Item 7(a)(ii)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2000 AND 2001

	2000	2001
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,331,237	$6,940,444
Accounts receivable, net	3,138,610	2,800,757
Prepaid expenses and other current assets	435,187	1,544,699
Deferred costs	579,581	1,484,477

Total current assets	21,484,615	12,770,377

PROPERTY AND EQUIPMENT, net	4,081,639	5,029,810

OTHER ASSETS, net	1,444,375	3,535,886

TOTAL	$27,010,629	$21,336,073

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Line of credit	$1,232,696	$—
Accounts payable	2,307,829	2,213,582
Accrued expenses	3,806,722	3,147,474
Current portion of deferred revenue	1,763,815	3,845,353
Current portion of long-term obligations	963,156	1,627,115

Total current liabilities	10,074,218	10,833,524

CAPITAL LEASE OBLIGATIONS, net of current portion	985,954	243,143

LONG-TERM DEBT, net of current portion	427,643	336,416

DEFERRED REVENUE, net of current portion	397,655	2,278,209

COMMITMENTS AND CONTINGENCIES (Note 11)

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS – Authorized, 16,478,699 and 61,000,000 shares; issued and outstanding, 11,964,071 and 49,824,126 shares (aggregate) (preference in liquidation of $84,017,308 and $109,999,627)	94,255,291	111,360,761

STOCKHOLDERS’ DEFICIT:
Common stock, $.001 par value – Authorized, 150,000,000 shares; issued and outstanding, 182,644 and 344,840 shares	183	345
Special Junior preferred stock – Authorized, -0- and 7,180,000 shares; issued and outstanding, -0- and 7,177,921 shares (preference in liquidation of $8,613,505)		7,178
Additional paid-in capital	8,781,155	11,172,531
Note receivable from officer	(829,836)
Unearned stock-based compensation	(2,214,185)	(1,112,805)
Accumulated other comprehensive loss	(89,514)	(124,836)
Accumulated deficit	(84,777,935)	(113,658,393)

Total stockholders’ deficit	(79,130,132)	(103,715,980)

TOTAL	$27,010,629	$21,336,073

See notes to consolidated financial statements.

Item 7(a)(iii)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2000 AND 2001

	2000	2001
REVENUES	$5,163,467	$8,511,149
COST OF REVENUES (including noncash stock-based compensation of $105,416 and $263,666)	5,322,449	7,729,863

Gross margin	(158,982)	781,286

OPERATING EXPENSES:
Sales and marketing (including noncash stock-based compensation of $11,922,122 and $2,931,460)	22,918,861	16,038,511
Research and development (including noncash stock-based compensation of $211,149 and $833,533)	7,662,397	11,760,175
General and administrative (including noncash stock-based compensation of $138,093 and $88,155)	9,980,323	4,327,078

Total operating expenses	40,561,581	32,125,764

Operating loss	(40,720,563)	(31,344,478)

INTEREST INCOME (EXPENSE):
Interest expense	(341,074)	(538,641)
Interest income	909,259	367,924

Total interest income (expense)	568,185	(170,717)

NET LOSS	(40,152,378)	(31,515,195)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE (Note 7)	(112,438)

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK DIVIDENDS AND ACCRETION	(6,252,934)	(5,197,808)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(46,517,750)	$(36,713,003)

See notes to consolidated financial statements.

Item 7(a)(iv)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2000 AND 2001

	Common stock		Special Junior preferred stock		Additional paid-in capital	Note receivable from officer	Unearned stock-based compensation	Accumulated other comprehensive loss	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
BALANCE, January 1, 2000	124,616	$125	—	$—	$3,773,342	$—	$(1,889,902)	$(53,498)	$(38,260,185)	$(36,430,118)

Exercise of stock options	26,381	26			644,548					644,574
Exercise of stock options in exchange for note	31,667	32			970,468	(970,500)
Write-off of note receivable from officer						140,664				140,664
Unearned compensation related to the issuance of stock options					978,109		(978,109)
Amortization of unearned stock-based compensation							653,826			653,826
Stock-based compensation related to accelerated vesting of stock options					148,324					148,324
Beneficial conversion feature of Series E preferred stock					2,266,364					2,266,364
Mandatorily redeemable convertible preferred stock dividends									(3,626,828)	(3,626,828)
Mandatorily redeemable convertible preferred stock accretion									(2,626,106)	(2,626,106)
Cumulative effect of change in accounting principle									(112,438)	(112,438)
Comprehensive loss:
Net loss									(40,152,378)	(40,152,378)
Other comprehensive loss – Foreign currency translation								(36,016)		(36,016)

Total comprehensive loss								(36,016)	(40,152,378)	(40,188,394)

BALANCE, December 31, 2000	182,664	183			8,781,155	(829,836)	(2,214,185)	(89,514)	(84,777,935)	(79,130,132)

Exercise of stock options	3,084	3			17,059					17,062
Repurchase of common stock issued in exchange for note receivable	(29,667)	(30)			(809,806)					(809,836)
Reclassification of note receivable from officer due to repurchase of common stock						500,000				500,000
Payment on note receivable from officer						329,836				329,836
Conversion of Series A through Series E preferred stock to common stock and Special Junior preferred stock as part of recapitalization (Note 6)	188,759	189	7,177,921	7,178	3,862,085				7,832,545	11,701,997
Adjustment to unearned compensation for options forfeited upon employee terminations					(677,962)		677,962
Amortization of unearned stock-based compensation							423,418			423,418
Mandatorily redeemable convertible preferred stock dividends									(2,820,211)	(2,820,211)
Mandatorily redeemable convertible preferred stock accretion									(2,377,597)	(2,377,597)
Comprehensive loss:
Net loss									(31,515,195)	(31,515,195)
Other comprehensive loss – Foreign currency translation								(35,322)		(35,322)

Total comprehensive loss								(35,322)	(31,515,195)	(31,550,517)

BALANCE, December 31, 2001	344,840	$345	7,177,921	$7,178	$11,172,531	$—	$(1,112,805)	$(124,836)	$(113,658,393)	$(103,715,980)

Item 7(a)(v)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2000 AND 2001

	2000	2001
OPERATING ACTIVITIES:
Net loss	$(40,152,378)	$(31,515,195)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,226,936	1,741,574
Loss on disposal of property and equipment	273,775	9,897
Noncash stock-based compensation	802,150	423,418
Issuance of warrants to nonemployees	11,586,506	198,603
Issuance of convertible note in exchange for services		3,552,294
Write-off of note receivable from officer	140,664
Cash provided (used) by changes in operating assets and liabilities:
Accounts receivable	(1,354,532)	317,973
Prepaid expenses and other current assets	109,085	(108,482)
Deferred costs	(413,069)	(2,035,556)
Other assets	(630,613)	43,693
Accounts payable	1,119,218	(4,556)
Accrued expenses	2,482,536	(644,994)
Deferred revenue	483,325	3,962,092

Net cash used by operating activities	(24,326,397)	(24,059,239)

INVESTING ACTIVITIES:
Net purchase of property and equipment	(2,560,725)	(1,687,125)

FINANCING ACTIVITIES:
Net borrowings (repayments) on line of credit	924,000	(1,232,696)
Payment on note receivable from officer		329,836
Proceeds from long-term debt	500,000	172,833
Payments on long-term debt	(28,227)	(114,397)
Payments on capital lease obligations	(762,951)	(1,285,265)
Repurchase of common stock		(809,836)
Exercise of stock options	644,574	17,062
Exercise of mandatorily redeemable convertible preferred stock warrants	6,250
Issuance of mandatorily redeemable convertible preferred stock and warrants, net	40,355,340	18,315,376

Net cash provided by financing activities	41,638,986	15,392,913

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(22,328)	(37,342)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,729,536	(10,390,793)

CASH AND CASH EQUIVALENTS:
Beginning of year	2,601,701	17,331,237

End of year	$17,331,237	$6,940,444

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$305,858	$445,072

Item 7(a)(vi)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business:    Captura Software, Inc. and subsidiaries (the Company) was incorporated November 22, 1994, in the state of Delaware. The Company is a provider of automated payment processing solutions for global 2000 companies. The Company’s technology automates the preparation, approval, and processing of procurement, travel entertainment, and fleet transactions.

Going concern:    The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced operating losses since inception., which raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. These losses have been funded by sales of stock and various financing arrangements. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. As described in Note 16, the Company received additional equity and debt financing and merged with Concur Technologies, Inc. subsequent to December 31, 2001.

Principles of consolidation:    The Company has established three subsidiaries: Captura Software International Limited in the United Kingdom (Captura UK) in June 1998, Captura Software SARL in France (Captura France) in July 1999, and Captura Asia Pacific PTY Limited in Australia (Captura Asia Pacific) in March 2000. The consolidated financial statements include the accounts of the Company and its subsidiaries for all the periods subsequent to the establishment of the respective subsidiary. All significant intercompany accounts and transactions have been eliminated.

Reverse common-stock split:    In July 2001, the Board of Directors approved a 1:15 reverse common-stock split. All references within these consolidated financial statements to share and per share amounts of common stock have been adjusted to reflect the reverse common-stock split.

Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair values of financial instruments:    The Company has financial instruments, cash and cash equivalents, line of credit, long-term debt, and capital lease obligations. The carrying value of the cash and cash equivalents approximates fair value because of the short-term maturity of these instruments. The fair value of the line of credit, long-term debt, and capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of credit risk and certain business risks:    The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changes in technology and related delivery of products and increased competition. Revenues from customers representing 10% or more of total revenue are as follows:

	Year ended December 31,
Customer	2000	2001
A	16%	—%
B	13
C	11
D	16	12
E		15
F		10

Accounts receivable as of December 31, 2000 and 2001, includes 43% and 32%, respectively, of accounts receivable from these major customers.

Cash and cash equivalents:    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2000 and 2001, cash of $15,262,199 and $165,102, respectively, is being held in a money market account at an affiliate of a stockholder. Interest income of $891,046 and $255,413 was earned on this money market account during the years ended December 31, 2000 and 2001, respectively.

Accounts receivable:    Accounts receivable is primarily composed of amounts contractually due for license, service, and subscription revenue. Accounts receivable includes $739,590 and $350,612 of unbilled receivables at December 31, 2000 and 2001, respectively. Unbilled receivables represent the excess of revenue recognized on license and service contracts over the billings to customers pursuant to the terms of the contracts. The allowance for doubtful accounts as of December 31, 2000 and 2001, is $216,960 and $135,665, respectively.

Deferred costs:    Deferred costs is composed of direct and incremental costs related to upfront implementation and setup services on the Company’s hosting arrangements and on license and implementation contracts being accounted for under the percentage-of-completion method. Such costs include labor, commissions, and related overhead. Deferred costs are charged to expense either ratably over the life of the contract or on the percentage-of-completion basis, as applicable.

Property and equipment:    Property and equipment is stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to seven years, or, if applicable, the term of the related lease, if shorter. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation is removed from the accounts and the resulting gain or loss is recognized.

Internally developed software:    Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. Internally developed software costs, which are included in property and equipment, are amortized on a straight-line basis over their estimated useful lives of three years.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capitalized software costs:    Financial accounting standards require the capitalization of certain software product costs after technological feasibility of the software is established. Due to the relatively short period between the technological feasibility of a product and completion of product development and the insignificance of related costs incurred during this period, no software development costs were capitalized during the years ended December 31, 2000 and 2001.

Other assets:    Other assets consists primarily of deposits, long-term deferred costs, and prepaid consulting. As of December 31, 2001, all intangible assets have been fully amortized.

Long-lived assets:    The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews its long-lived assets for impairment whenever events or changes in circumstances have indicated that the carrying amount of its assets might not be recoverable. Impaired assets are written down to fair value, which then becomes their carrying value.

Revenue recognition:    The Company recognizes revenue from license and service contracts and subscription arrangements. License and service revenue represents revenue earned on the Company’s license and implementation and post-contract customer support contracts. The Company recognizes revenue on its license and implementation contracts in accordance with American Institute of Certified Public Accountants (AICPA) SOP 97-2, Software Revenue Recognition, and SOP 98-4 and SOP 98-9, Software Revenue Recognition, as modified. These statements provide that arrangements to deliver software that requires significant customization be accounted for in conformity with Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts, using the relevant guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Accordingly, the Company recognizes revenue from its license and implementation contracts using the percentage-of-completion method due to significant customization of software. Percentage of completion is measured based on the ratio of labor hours incurred compared to total estimated labor hours. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Revenues from post-contract customer support contracts are recognized ratably over the term of the arrangement based on vendor-specific objective evidence.

Subscription revenue represents revenue earned on the Company’s hosting arrangements. Most of the Company’s hosting arrangements do not allow the customer the contractual right to take possession of the software during the hosting period; accordingly, the hosting arrangements are considered service contracts. Revenue from these hosting arrangements is recognized ratably over the lives of the contracts. Implementation services provided to customers with hosting arrangements, included in license and service revenue, and initial setup fees are deferred and amortized ratably over the lives of the contracts.

In hosting arrangements that allow the customer the contractual right to take possession of the software, the Company recognizes revenue on the arrangement in accordance with SOP 97-2. As vendor-specific objective evidence has not been established for all undelivered elements of the arrangement as required, the Company recognizes revenue from the entire arrangement over the life of the contract.

Revenue from nonmonetary exchanges of software is recorded in accordance with Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions, based on the fair value of the software or services exchanged. In 2001, the Company recorded revenue of $696,105 for a nonmonetary exchange of software for services.

Deferred revenue:    Deferred revenue consists of prepayments and advance billings for license and service, ongoing post-contract customer support, and subscription contracts.

Research and development expense:    Research and development costs are expensed as incurred.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes:    The Company records income taxes using the asset and liability method, under which deferred tax assets, including net operating losses, and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

Noncash stock-based compensation:    The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair-value-based method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

Foreign currency translation:    The functional currency of the Company’s foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities of the subsidiaries have been translated to U.S. dollars at year-end exchange rates. Revenues and expenses have been translated at average monthly exchange rates. Any translation adjustments are included in other comprehensive loss.

Comprehensive loss:    SFAS No. 130, Reporting Comprehensive Income, requires the presentation of comprehensive income and its components. Other comprehensive income refers to revenues, expenses, gains, and losses that are not included in net loss but rather are recorded directly in stockholders’ equity. Besides foreign currency translation, the Company has no other components of comprehensive loss.

Recent accounting pronouncements:    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. The Company adopted this statement on January 1, 2001. Adoption of this statement did not have a significant effect on the financial position or results of operations of the Company.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 but establishes new criteria for asset classification and broadens the scope of qualifying discontinued operations. The Company adopted this statement on January 1, 2002. Adoption of this statement did not have a significant effect on the financial position or results of operations of the Company.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002. Management has not yet determined the impact of the adoption of the statement on the financial position or results of operations of the Company.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2:    PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	2000	2001
Equipment	$3,498,896	$3,969,210
Purchased software	1,063,141	3,190,662
Furniture and fixtures	878,949	895,783
Leasehold improvements	445,865	500,629

	5,886,851	8,556,284
Accumulated depreciation	(1,805,212)	(3,526,474)

	$4,081,639	$5,029,810

Total equipment under capital leases at December 31, 2000 and 2001, was $2,856,195 and $2,967,701, net of accumulated depreciation of $1,208,488 and $1,284,753, respectively.

NOTE 3:    LINE OF CREDIT

As of December 31, 2000, the Company had a $3,000,000 line of credit limited by an available borrowing base consisting of 75% of eligible accounts receivable. The line of credit expired in 2001. All outstanding principal and interest, at the prime rate plus 1% (10.5% at December 31, 2000), was paid in full by the Company.

NOTE 4:    CAPITAL LEASE OBLIGATIONS

The Company leases some of its property and equipment under capital lease agreements. The Company has entered into leases totalling $2,509,786 under three master lease agreements which provide for equal monthly payments over a three-year term. The Company paid interest on the capital lease obligations at variable rates of 8.5% to 23% during the years ended December 31, 2000 and 2001.

During the year ended December 31, 2000, the Company entered into lease financing agreements totalling $347,618 with an affiliate of a stockholder. The interest rate under these lease financing agreements is 15%, with 18 equal monthly payments that began in 2001.

Aggregate future minimum payments on capital lease arrangements as of December 31, 2001, are as follows:

2002	$1,536,154
2003	261,605

Total minimum lease payments	1,797,759
Less amount representing interest	(151,779)

Present value of net minimum lease payments	1,645,980
Less current portion	1,402,837

Long-term portion	$243,143

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the years ended December 31, 2000 and 2001, the Company entered into capital lease obligations and recorded equipment under capital leases totalling $994,826 and $1,056,750, respectively.

NOTE 5:    LONG-TERM DEBT

In 2000, the Company entered into an equipment financing loan in the amount of $500,000, which was increased to $672,833 during 2001. Interest is due monthly at prime plus 1.5% (6.25% at December 31, 2001), with monthly payments of principal and interest due until maturity on June 11, 2004. The equipment financing loan is secured by substantially all of the assets of the Company, including intellectual property, requires compliance with certain financial covenants related to minimum net worth and quick ratios, among others, and does not permit payment of dividends. As of December 31, 2001, the Company was not in compliance with certain financial covenants; however, the Company obtained a waiver from the financial institution. Total future maturities of long-term debt as of December 31, 2001, are as follows for the years ending December 31:

2002	$224,278
2003	224,278
2004	112,138

$560,694

NOTE 6:    RECAPITALIZATION

On August 8, 2001, the Company completed a recapitalization of its capital structure. As part of this recapitalization, the Board of Directors amended the Company’s Sixth Amended and Restated Certificate of Incorporation to, among other things, increase the total authorized shares of common stock from 40,000,000 to 150,000,000. The Company’s existing five series of mandatorily redeemable convertible preferred stock (Series A, Series B, Series C, Series D, and Series E, collectively referred to as old preferred stock) were automatically converted to Series 1 preferred stock and Special Junior preferred stock. Immediately prior to this automatic conversion, old preferred stockholders also voluntarily converted 188,759 shares of old preferred stock to common stock on a presplit one-to-one basis. Old preferred stock was converted as follows:

Old preferred stock	Number of shares authorized at December 31, 2000	Number of shares outstanding on August 8, 2001	Shares of Series 1 preferred stock issued	Shares of Special Junior preferred stock issued
Series A	1,140,872	1,000,000	1,058,440	497,603
Series B	1,912,162	1,891,892	2,963,636	1,297,842
Series C	785,652	695,652	1,693,503	575,028
Series D	4,902,203	3,882,854	9,452,474	2,672,963
Series E	7,737,810	4,493,673	16,827,610	2,134,485

	16,478,699	11,964,071	31,995,663	7,177,921

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the recapitalization, the Company also cancelled the following warrants to purchase old preferred stock:

Series	Date	Number of shares	Price per share	Estimated fair value
A	July 1997	111,280	$2.50	$144,504
C	November 1998	65,595	5.75	74,500
D	February 1999	969,349	5.75	3,313,531
E	February 2000	514,957	9.29	2,404,595
E	September 2000	554,635	9.29	3,789,567

As of December 31, 2000, for warrants issued in conjunction with old preferred stock, proceeds from the respective old preferred stock issuances were allocated between the old preferred stock and these warrants based on their relative fair values. The estimated fair values of warrants issued for services were recorded as noncash stock-based compensation when services were rendered. The estimated fair values were determined using the Black-Scholes option pricing model with the following underlying assumptions: risk-free interest rates of 4.8% to 6.2%; expected lives equal to the contractual lives of the warrants; and stock price volatility ranging from 66% to 156%.

All other warrants to purchase old preferred stock issued in conjunction with certain financing arrangements, to nonemployees in exchange for services, or as sales incentives outstanding on August 8, 2001, were converted to warrants to purchase Series 1 preferred stock.

The Company has accounted for this recapitalization by allocating the carrying value of the old preferred stock and warrants to common stock, Series 1 preferred stock, and Special Junior preferred stock based on the fair values of the new securities issued. The excess of the carrying value of the old preferred stock over the fair values of the new securities issued was recorded as a charge to accumulated deficit.

NOTE 7:    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

Senior convertible preferred stock:    As of December 31, 2001, the Company has two series of mandatorily redeemable convertible preferred stock outstanding (Series 1 and Series 2, collectively referred to as senior preferred stock). Information related to senior preferred stock is as follows:

Series	Shares authorized	Shares issued	Aggregate liquidation value
1	36,000,000	31,995,663	$34,425,871
2	25,000,000	17,828,463	8,613,505

Following is a summary of the terms and conditions for each series of senior preferred stock outstanding as of December 31, 2001:

Conversion:    Each share of senior preferred stock is convertible into common stock at the option of the holder. The conversion of the senior preferred stock is determined by dividing $1.2873 by its conversion price. The original conversion price, equal to $1.2873, will be adjusted for any subsequent issuances of common stock at consideration per share less than the senior preferred stock conversion prices. Under the terms of the Seventh Amended and Restated Certificate of Incorporation, the senior preferred stock will automatically convert into shares of common stock upon the closing of a public offering at a net offering price to the Company of not less than $30,000,000 or upon the vote or written consent of senior preferred stockholders equaling 60% of the voting power of the then-outstanding shares of senior preferred stock.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dividends:    The Series 1 and Series 2 preferred stockholders are entitled to receive, out of any funds legally available therefor, dividends at the annual dividend rate payable of $0.01417 per share and $0.0772 per share, respectively, when, as, and if declared by the Board of Directors. Such dividends are not cumulative and no right shall accrue to the senior preferred stockholders unless dividends are declared and paid. As of December 31, 2001, no dividends have been declared or paid.

Liquidation:    In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Series 2 preferred stockholders shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series 1 preferred stock, Special Junior preferred stock, and common stock, an amount equal to $1.93095 per share, plus all declared but unpaid dividends.

After payment is made in full to Series 2 preferred stockholders, the Series 1 preferred stockholders shall be entitled to an amount equal to $2.3620 per share, plus all declared but unpaid dividends prior and in preference to any distribution of any of the assets or surplus funds of the Company to the common stockholders.

Redemption:    At any time after June 30, 2005, within 30 days after receipt by the Company of the written request of the holders of not less than a majority of the then-outstanding shares of Series 2 preferred stock, the Company will redeem the percentage of the Series 2 preferred stock specified in the request by paying in cash an amount equal to $1.2873 per share, together with all declared but unpaid dividends.

At any time after Series 2 preferred stockholders have elected redemption, within 30 days after receipt by the Company of the written request of the holders of not less than a majority of the then-outstanding Series 1 preferred stock, the Company will redeem the percentage of Series 1 preferred stock specified in the request by paying in cash an amount equal to $2.3620 per share of Series 1 preferred stock. The total aggregate redemption of the senior preferred stock as of December 31, 2001, was $98,520,389.

Voting:    Each share of senior preferred stock has voting rights and powers equivalent to each full share of common stock into which shares of senior preferred stock would be convertible on the record date for the vote.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior preferred stock warrants:    As of December 31, 2001, the Company has the following warrants to purchase senior preferred stock outstanding:

Series	Date	Number of shares	Price per share	Estimated fair value	Expiration	In conjunction with
1	July 1997	30,515	$1.31	$10,409	2002	Services rendered
1	July 1997	25,922	1.31	8,327	2004	Services rendered
1	October 1997	12,275	1.63	5,067	2002	Services rendered
1	March 1998	33,760	1.63	15,000	2008	Master lease
1	October 1998	23,771	1.68	8,000	2003	Line of credit
1	November 1998	13,158	1.52	11,876	2003	Line of credit
1	March 1999	37,834	1.52	15,821	2004	Master lease
1	February 2000	635,065	2.36	753,954	2002	Services rendered
1	February 2000	211,687	2.36	251,318	2002	Series E preferred stock
1	September 2000	5,000	2.36	256,832	2004	Sales incentive/services rendered
1	September 2000	2,381,491	2.36	10,569,358	2005	Services rendered
2	August 2001	966,018	1.29	1,171,498	2006	Services rendered
2	August 2001	4,000	1.29	3,353	2003	Line of credit

The estimated fair values of warrants issued in exchange for services have been recorded by the Company as noncash stock-based compensation during the year the services were rendered.

The February 2000 warrants issued in conjunction with services rendered were issued to a Series E preferred stockholder based on the performance of various sales and marketing activities. The sales and marketing activities were performed by the warrant holder during the year ended December 31, 2000. Accordingly, the Company recognized noncash stock-based compensation expense of $753,954, equal to the estimated fair value of the warrants issued.

In 2000, the Company issued warrants to purchase 89,703 and 1,210,980 shares of Series E preferred stock to two Series E preferred stockholders, respectively, in conjunction with services rendered and as a sales incentive. The Series E preferred stockholders earned the warrants for services based on the performance of various sales and marketing activities. These sales and marketing activities were performed by the warrant holders during the year ended December 31, 2000; accordingly, the Company recognized noncash stock-based compensation expense of $10,820,676. Of the warrants to purchase 89,703 shares of Series E preferred stock, warrants to purchase 35,881 shares of Series E preferred stock were issued to the Series E preferred stockholder as a sales incentive. The warrant holder received the warrants upon the execution of a subscription contract between the Company and the warrant holder. As of December 31, 2000, the estimated fair value of the warrants of $245,229 was recorded as deferred costs to be offset against revenue earned from the warrant holder over the life of the subscription contract beginning in 2001. These warrants were fully vested and exercisable as of December 31, 2000. As part of the recapitalization (Note 6), the Company amended and restated these warrant agreements. Warrants to purchase 89,703 shares of Series E preferred stock were converted to warrants to purchase 5,000 shares of Series 1 preferred stock. In addition, the term of the warrants was extended from June 30, 2002, to June 30, 2004. Warrants to purchase 1,210,980 shares of Series E preferred stock were converted to warrants to purchase 2,381,491 shares of Series 1 preferred stock. These modifications did not increase the estimated fair value of the 2000 warrants; therefore, the Company did not record any additional expense associated with these warrants in 2001. The estimated fair value of the warrants issued as a sales incentive was reduced from $245,229 to $5,514 during the year ended December 31, 2001.

The August 2001 warrants to purchase 966,018 shares of Series 2 preferred stock were issued in conjunction with the preferred alliance agreement (Note 15). The estimated fair value of the August 2001 warrants issued in conjunction with the line of credit was recorded as debt issuance costs.

The estimated fair values were determined using the Black-Scholes option pricing model with the following underlying assumptions: risk-free interest rates of 3.2% to 6.2%; expected lives equal to the contractual lives of the warrants; and stock price volatility ranging from 66% to 156%.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All warrants to purchase Series 1 preferred stock can be exercised in whole or in part through their expiration dates.

Beneficial conversion feature:    In 2000, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-27, Application of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” to Certain Convertible Instruments. During 2000, the Company adopted this consensus. In connection with the two Series E preferred stock issuances in 2000, the Company recorded a beneficial conversion feature of $2,266,364. The beneficial conversion feature was calculated in accordance with EITF Issue No. 00-27 as the difference between the fair value of the Company’s common stock on the dates of issue and the effective conversion prices of the preferred stock after the allocation of proceeds to preferred stock warrants. The discount to preferred stockholders as a result of recording this beneficial conversion feature was being accreted to the preferred stock over the period of issuance until redemption using the effective interest rate method. Accretion ceased at the time of the recapitalization as Series E preferred stock is no longer outstanding. The cumulative effect of the adoption of this accounting principle on the first three quarters of the Company’s fiscal year 2000 was $112,438.

NOTE 8:    STOCKHOLDERS’ EQUITY

Common stock reserved:    The Company has reserved shares of common stock for future issuances as follows:

	2000	2001
Outstanding stock options	226,188	5,549,994
Stock options available for grant		948,373
Warrants to purchase common stock	1,048
Conversion of mandatorily redeemable convertible preferred stock, including warrants to purchase preferred stock:
Series A	1,140,872
Series B	1,912,162
Series C	785,652
Series D	4,902,203
Series E	5,438,096
Series 1		36,000,000
Series 2		25,000,000

Common stock warrants:    In 1996, the Company issued warrants to nonemployees to purchase 1,048 shares of common stock at a price of $37.50 per share. These warrants expired during 2001.

Special Junior preferred stock:    As part of the recapitalization, the Board of Directors created the Special Junior preferred stock. The terms and conditions of the Special Junior preferred stock are:

Conversion:    Upon the automatic conversion of Series 1 preferred stock, each share of Special Junior preferred stock shall be automatically converted into 0.001 shares of common stock.

Dividends:    The Special Junior preferred stockholders are not entitled to any dividends unless declared by the Board of Directors.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, after payment is made to the senior preferred stockholders, the Special Junior preferred stockholders shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the common stockholders, an amount equal to $1.20 per share plus any declared but unpaid dividends.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9:    STOCK-BASED COMPENSATION PLANS

Stock option plan:    On February 1, 1997, the Company adopted a combined stock option plan (the Plan) that provides for the issuance of incentive and nonqualified common stock options to employees, nonemployees, directors, and officers of the Company. The Board of Directors has reserved 6,570,000 shares of common stock to be issued in conjunction with the Plan, of which 948,373 shares are available for future stock option grants as of December 31, 2001. The term of each option is 10 years. Most options granted to employees vest ratably over a three- to four-year period. Stock options granted to nonemployees either vest immediately upon issuance or over the term of the option agreements, which range from two to three years.

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options outstanding			Options exercisable
Range of exercise prices	Shares	Weighted-average remaining contractual life (in years)	Weighted-average exercise price	Shares	Weighted-average exercise price
$0.10	5,383,691	9.73	$0.10	621,594	$0.10
3.75 – 5.55	9,663	5.62	4.14	9,594	4.13
9.30	2,625	6.47	9.30	2,374	9.30
14.40 – 15.00	11,697	6.83	14.45	9,735	14.46
28.80	15,807	7.07	28.80	13,121	28.80
56.25 – 75.00	3,703	7.43	67.60	2,566	67.42
86.25 – 120.00	115,199	8.23	108.90	56,453	109.16
135.00	7,609	8.80	135.00	2,521	135.00

	5,549,994	9.67	2.71	717,958	10.19

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the Company’s stock option plan activity is presented below:

	Shares	Weighted-average exercise price
Outstanding, January 1, 2000	159,728	38.40
Granted	151,104	118.35
Exercised	(58,047)	21.75
Forfeited	(26,597)	82.05

Outstanding, December 31, 2000	226,188	91.05
Granted	5,612,650	0.19
Exercised	(3,084)	84.03
Forfeited	(285,760)	23.85

Outstanding, December 31, 2001	5,549,994	2.71

At December 31, 2000 and 2001, 52,366 and 717,958 stock options were exercisable at a weighted-average exercise price of $44.70 and $10.19, respectively. Information regarding stock option grants during the years ended December 31, 2000 and 2001, is summarized as follows:

	2000			2001
	Shares	Weighted-average exercise price	Weighted-average fair value	Shares	Weighted-average exercise price	Weighted-average fair value
Exercise price is greater than market price	14,303	$134.10	$30.60
Exercise price is equal to market price				5,612,650	$0.19	$0.63
Exercise price is less than market price	136,801	116.70	34.95

SFAS No. 123 requires the disclosure of the pro forma net loss had the Company adopted the fair value method. The Company has calculated the pro forma net loss under SFAS No. 123 using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted during the years ended December 31, 2000 and 2001: risk-free interest rates of 3.2% to 6.7%; an expected life of one to four years; no stock price volatility; and no dividends over the expected life. The difference between pro forma and recorded net loss is as follows:

	2000	2001
Net loss applicable to common stockholders, as reported	$46,517,750	$36,713,003
Pro forma net loss applicable to common stockholders	47,257,868	37,383,761

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amendments to stock option agreements:    In 2000, vesting of options granted to an officer of the Company were accelerated due to the officer’s termination. The terms of the original stock option grants were modified so that options to purchase 1,833 shares of common stock that would have otherwise been forfeited by the individual became vested and exercisable. The Company recognized $148,324 in noncash stock-based compensation for the year ended December 31, 2000, as a result of the new measurement dates for these grants.

In 2000, three stock option agreements with an officer of the Company were amended to allow the officer to exercise options to purchase common stock that had not yet vested. The options to purchase 31,667 shares of common stock were exercised by the officer and converted to nonvested common stock. These shares were repurchased in 2001 (Note 13).

NOTE 10:    INCOME TAXES

No provision for federal income tax has been recorded, as the Company has incurred net operating losses through December 31, 2001. The Company’s total deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for federal income tax purposes. The Company’s deferred taxes are as follows at December 31:

	2000	2001
Deferred tax assets:
Federal net operating loss carryforwards	$19,386,000	$28,168,000
Stock-based compensation and warrants	3,905,000	5,370,000
Federal tax credit carryforwards	900,000	1,300,000
Intangible amortization	122,000	123,000
Accrued vacation	207,000	214,000
Deferred revenue	135,000	775,000
Other nondeductible accruals	919,000	640,000
Deferred tax liabilities:
Depreciation	(78,000)	(95,000)

	25,496,000	36,495,000
Less valuation allowance	(25,496,000)	(36,495,000)

Deferred tax balance	$—	$—

The Company has not recorded any benefit from temporary differences and net operating loss or tax credit carryforwards as of December 31, 2000 and 2001, respectively, as realization of such benefits is not reasonably assured. The Company’s net operating loss carryforwards of $84,847,000 and research and development credit carryforwards of $1,300,000 as of December 31, 2001, expire in varying amounts during the years 2009 through 2021.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of net loss at the federal statutory rate to actual expense is as follows:

	2000	2001
Tax at statutory rate	34.00%	34.00%
Tax credits	0.94	1.28
Change in valuation allowance	(34.86)	(35.18)
Other	(0.08)	(0.10)

	0.00%	0.00%

NOTE 11:    COMMITMENTS AND CONTINGENCIES

Commitments:    The Company has various operating leases for its corporate facilities. Rent expense is recognized on a straight-line basis over the terms of the related leases. Rent expense under operating leases was $1,656,210, and $1,646,404 for the years ended December 31, 2000 and 2001, respectively.

Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

2002	$960,622
2003	1,013,236
2004	1,044,930
2005	1,076,622
2006	1,102,853
Thereafter	463,774

$5,662,037

The Company has subleased its previous corporate facilities under similar terms as the Company’s original lease. Future rental payments of $127,900 are due to the Company in 2002.

The Company’s leasing arrangements for its corporate facilities require a letter of credit for $512,895, which expires in May 2007. This letter of credit automatically renews for consecutive one-month periods through the expiration dates and is secured by a deposit of an equal amount. The deposit is recorded in other assets.

During 2001, the Company entered into an agreement with a stockholder under which the stockholder would provide the Company with certain hosting and Internet technology services. The agreement expires in 2007. The Company is required to purchase these hosting and Internet technology services from the stockholder for the following minimum amounts for the years ending December 31:

2002	$1,200,000
2003	1,200,000
2004	1,400,000
2005	1,600,000
2006	1,600,000
2007	1,000,000

$8,000,000

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2001, cost of revenues includes $186,022 in services purchased from the stockholder, of which $34,185 is included in accounts payable. These commitments are not in excess of anticipated requirements.

Contingencies:    The Company is subject from time to time to various contingencies in the ordinary course of business and with respect to which no materially adverse effect on the financial position or results of operations of the Company is anticipated.

NOTE 12:    EMPLOYEE BENEFIT PLANS

The Company has an employee savings 401(k) plan. All employees meeting certain age and service requirements are eligible to participate in the plan. The plan is funded by voluntary employee salary deferrals, employer matching contributions as specified in the plan document, and discretionary employer contributions. There were no Company contributions to the plan during the years ended December 31, 2000 and 2001.

In 2001, the Company adopted an employee retention bonus plan under which employees may receive a cash bonus upon a change of control. The total amount of the bonus available to the participants shall equal the fair market value of a portion (not to exceed 10%) of any consideration available for distribution to the stockholders of the Company upon a change of control event.

NOTE 13:    OTHER RELATED PARTY TRANSACTIONS

In 2000, the Company issued two recourse promissory notes to an officer for approximately $1 million each. The first note was primarily used to exercise stock options. At December 31, 2000, the Company determined that these notes were partially uncollectible and recognized an allowance of $1.17 million related thereto. In 2001, the officer repaid approximately $330,000 and the Company forgave approximately $1.17 million of the notes. The remaining balance of $500,000, which is included in other assets, bears interest at 5.49%, matures in 2011, and is secured with a second mortgage on the officer’s real property.

In addition, as of December 31, 2001, other assets includes a full-recourse promissory note for $100,000 due from an officer. The note accrues interest at 5.5% and is due in 2003.

In 2000, issuance costs of $1,264,909 were paid to a stockholder in connection with the Series E preferred stock issuances.

Revenues for the years ended December 31, 2000 and 2001, include $1,711,039 and $2,274,625, respectively, earned from related parties. Of these amounts, $868,885 and $81,497 is included in accounts receivable as of December 31, 2000 and 2001, respectively.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14:    RESTRUCTURING CHARGES

The following table provides a summary of restructuring charges recorded by the Company during the years ended December 31:

	2000	2001
Estimated lease termination costs	$618,307	$—
Write-off of letter of credit	447,923
Estimated future rental payments	215,400
Asset disposal costs	188,370
Employee severance		1,163,541

	$1,470,000	$1,163,541

During 2000, the Company committed to a plan to abandon one of its leased offices. As a result, the Company recorded a restructuring charge of $1,470,000 in general and administrative expenses to cover anticipated losses related to rental payments, write-off of letter of credit, loss on disposal of equipment, and lease termination costs.

During 2001, the Company streamlined its operations through a reduction in workforce of 51 employees. Additionally, at December 31, 2001, the Company planned an additional reduction in workforce of 13 employees, which was completed in January 2002. As a result, the Company recorded a restructuring charge of $1,163,541 in 2001.

The following table presents the activity and balances of the reserves established in connection with the restructuring charges as of December 31:

	2000	2001
Beginning balance	$—	$833,707
Additions	833,707	1,163,541
Payments		(903,941)

Ending balance	$833,707	$1,093,307

NOTE 15:    PREFERRED ALLIANCE AGREEMENT

During 2001, the Company entered into a preferred alliance agreement and a consulting services agreement with a third party. Under the terms of these agreements, the third party will provide the Company with (1) sales and marketing, (2) consulting, and (3) customer implementation services. On April 30, 2001, the Company prepaid for the sales and marketing services and a portion of the consulting services by issuing to the third party a convertible note in the amount of $4,305,000. The convertible note payable accrued interest at 5%. On August 9, 2001, the Company completed its Series 2 preferred stock financing. On August 9, 2001, the third party elected to convert the note payable, together with interest, into 3,386,272 shares of Series 2 preferred stock at a conversion price of $1.2873. During 2001, the Company recorded $3,552,294 and $1,678,252 of noncash stock-based compensation and research and development expense, respectively, for these services. As of December 31, 2001, prepaid expenses included $806,854 of prepaid research and development, which is being amortized as the services are performed by the third party. As of December 31, 2001, accounts payable included $241,073 owed to this third party.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 9, 2001, in consideration for the customer implementation services, the Company issued warrants to purchase 966,018 shares of Series 2 preferred stock to the third party. The warrants vest and become exercisable upon the completion of each successful customer implementation. The estimated fair value of these warrants of $1,171,498 was recorded as a prepaid expense in 2001, of which $195,250 has been amortized as noncash stock-based compensation during the year ended December 31, 2001. As of December 31, 2001, warrants to purchase 161,003 shares of Series 2 preferred stock were exercisable.

NOTE 16:    SUBSEQUENT EVENTS

On May 24, 2002, the Company entered into a loan agreement with a bank to establish a line of credit of $5,000,000. The line of credit is secured by substantially all the assets of the Company and is subject to certain financial covenants. Interest on the line of credit is due monthly at interest rates ranging from prime plus 2.25% to prime plus 4%. The line of credit expires on May 24, 2004.

On May 31, 2002, the Company closed an equity financing of $8,920,550 in exchange for 14,406,573 shares of Series 3 mandatorily redeemable convertible preferred stock (Series 3 preferred stock) at $0.6192 per share. The Company’s Articles of Incorporation were amended to facilitate this transaction by authorizing 30,000,000 shares of Series 3 preferred stock. In addition, the Board of Directors designated 19,000,000 shares of senior preferred stock as Series 2-A mandatorily redeemable convertible preferred stock. As part of this equity financing, 8,120,113 shares of Series 2 preferred stock were converted into an equal number of shares of Series 2-A preferred stock. In addition, 2,547,149 shares of Series 1 preferred stock and 94,941 shares of Series 2 preferred stock were converted into 9,913,738 shares of Series 3 preferred stock.

On May 31, 2002, the Company recorded an impairment charge of $1,477,220 to write-off the carrying value of certain equipment. Due to reductions in workforce and improvements in the Company’s product, management determined that these assets provided no future service potential to the Company.

On May 31, 2002, the Company recorded a restructuring charge of $2,441,017 to cover anticipated losses related to vacated office space at its corporate facilities. The restructuring charge represents future rental payments on the vacated office space.

On July 31, 2002, the Company merged with a wholly-owned subsidiary of Concur Technologies, Inc. (Concur), a Delaware corporation. Following the merger, the Company’s operations were consolidated into Concur’s operations. In connection with the merger, all outstanding shares of the Company’s common and preferred stock will be exchanged for approximately 5.2 million shares of Concur’s common stock plus approximately $2 million in cash. The amount of consideration is subject to certain adjustments and escrow provisions, including the following: (a) an indemnity escrow of approximately 10% of the consideration; (b) a reduction of the cash consideration by up to approximately $1.1 million primarily relating to payments made by the Company or Concur to former Company employees in connection with the Company’s employee retention bonus plan (Note 12); and (c) a hold back of approximately 1.1 million shares of the stock consideration, which is subject to achievement of certain additional customer bookings by September 30, 2002. Concurrent with the acquisition, notes receivable from two officers of the Company, totalling $586,000, were forgiven. In addition, under the employee retention bonus plan, employees received bonus payments of $777,594.

Item 7(a)(vii)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2002 (UNAUDITED)

June 30, 2002 (unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,471,085
Accounts receivable, net of allowance of $108,620	3,516,878
Prepaid expenses and other current assets	1,599,039
Deferred costs	1,466,872

Total current assets	14,053,874

PROPERTY AND EQUIPMENT, net	2,372,849

OTHER ASSETS, net	3,539,633

TOTAL	$19,966,356

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Line of credit	$—
Accounts payable	1,091,490
Accrued expenses	3,767,095
Current portion of deferred revenue	4,450,664
Current portion of long-term obligations	990,451

Total current liabilities	10,299,700

CAPITAL LEASE OBLIGATIONS, net of current portion	75,295

LONG-TERM DEBT, net of current portion	224,278

DEFERRED REVENUE, net of current portion	2,487,425

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCKS AND WARRANTS
Authorized 91,000,000 shares, issued and outstanding, 71,502,389 shares (aggregate) (preference in liquidation, $133,917,289)	120,822,771

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock, $.001 par value – Authorized, 150,000,000 shares; issued and outstanding, 358,747 shares	359
Special Junior preferred stock – Authorized, 7,180,000 shares; issued and outstanding, 7,177,921 shares (preference in liquidation, $8,613,505)	7,178
Additional paid-in capital	10,940,883
Unearned stock-based compensation	(761,745)
Accumulated other comprehensive loss	(146,621)
Accumulated deficit	(123,983,167)

Total stockholders’ deficit	(113,943,113)

TOTAL	$19,966,356

See notes to condensed consolidated financial statements.

Item 7(a)(viii)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2001 AND 2002 (UNAUDITED)

	Six Months Ended June 30,
	2001	2002
	(unaudited)
REVENUES:	$3,393,860	6,504,412
COST OF REVENUES (including noncash stock-based compensation of $24,260 and $19,039)	3,137,637	3,882,048

Gross profit	256,223	2,622,364

OPERATING EXPENSES:
Sales and marketing (including noncash stock-based compensation of $746,092 and $35,191)	8,001,794	3,895,600
Research and development (including noncash stock-based compensation of $465,138 and $39,067)	6,488,548	2,934,825
General and administrative (including noncash stock-based compensation of $31,259 and $24,532)	1,826,342	5,701,855

Total operating expenses	16,316,684	12,532,280

Operating loss	(16,060,461)	(9,909,916)

INTEREST INCOME (EXPENSE):
Interest expense	(286,052)	(133,623)
Interest income	245,600	20,271

Total interest expense	(40,452)	(113,352)

NET LOSS	(16,100,913)	(10,023,268)

MANDATORILY REDEEMABLE PREFERRED STOCK DIVIDENDS AND ACCRETION	(4,198,984)	(301,508)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(20,299,897)	$(10,324,776)

See notes to condensed consolidated financial statements.

Item 7(a)(ix)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2001 AND 2002 (UNAUDITED)

	2001	2002
OPERATING ACTIVITIES:
Net loss	($16,100,913)	($10,023,268)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	849,767	1,193,507
Impairment of long-lived assets		1,476,220
Noncash stock-based compensation	107,564	117,829
Issuance of convertible note in exchange for services	1,129,554
Issuance of preferred stock for settlement of lease termination costs		212,505
Cash provided (used) by changes in operating assets and liabilities:
Accounts receivable	174,795	(737,445)
Prepaid expenses and other current assets	(85,223)	(64,349)
Deferred costs	(1,071,867)	(12,681)
Other assets	147,648	26,539
Accounts payable	647,611	(1,079,138)
Accrued expenses	(1,110,824)	1,048,141
Deferred revenue	1,842,984	814,527

Net cash used by operating activities	(13,468,904)	(7,027,614)

INVESTING ACTIVITIES:
Purchases of property and equipment	(809,093)	(22,876)

FINANCING ACTIVITIES:
Net repayments on line of credit	(289,536)
Payment on note receivable from officer	329,836
Proceeds from long-term debt	172,833
Payments on long-term debt	(2,258)	(112,139)
Payments on capital lease obligations	(421,236)	(804,512)
Repurchase of common stock	(809,836)
Exercise of stock options	17,062	1,600
Issuance of mandatorily redeemable convertible preferred stock, net	—	8,529,693

Net cash provided (used) by financing activities	(1,003,135)	7,614,642

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(12,984)	(33,511)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,294,115)	530,641

CASH AND CASH EQUIVALENTS:
Beginning of period	17,331,237	6,940,444
End of period	$2,037,122	$7,471,085

Supplemental disclosure of cash flow information—cash paid during the period for interest	$265,694	$133,623

See notes to condensed consolidated financial statements.

Item 7(a)(x)

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

(1)  Nature of Business and Summary of Significant Accounting Policies

Description of business:    Captura Software, Inc. and subsidiaries (the Company) was incorporated November 22, 1994, in the state of Delaware. The Company is a provider of automated payment processing solutions for global 2000 companies. The Company’s technology automates the preparation, approval, and processing of procurement, travel entertainment, and fleet transactions.

Principles of consolidation:    The Company has established three subsidiaries: Captura Software International Limited in the United Kingdom (Captura UK) in June 1998, Captura Software SARL in France (Captura France) in July 1999, and Captura Asia Pacific PTY Limited in Australia (Captura Asia Pacific) in March 2000. The consolidated financial statements include the accounts of the Company and its subsidiaries for all the periods subsequent to the establishment of the respective subsidiary. All significant intercompany accounts and transactions have been eliminated.

Reverse common stock-split:    In July 2001, the Board of Directors approved a 1:15 reverse common-stock split. All references within these consolidated financial statements to share and per share amounts of common stock have been adjusted to reflect the reverse common-stock split.

Use of estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information:    The financial information as of June 30, 2002, and for the six months ended June 30, 2002 and 2001, is unaudited, but includes all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such dates and its operations and cash flows for the periods then ended. The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001. Operating results for the six months ended June 30, 2001 and 2002 are not necessarily indicative of results that may be expected for the entire fiscal year.

Concentration of credit risk and certain business risks:    The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changes in technology and related delivery of products and increased competition. Revenues from customers representing 10% or more of the total revenue are as follows:

Customer	Six months ended June 30, 2001	Six months ended June 30, 2002
A	14%	9%
B	14%	16%
C	11%	13%

Accounts receivable as of June 30, 2002 includes 16% of accounts receivable from these major customers.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

Revenue recognition:    License and service revenue represents revenue earned on the Company’s license and implementation and post-contract customer support contracts. The Company recognizes revenue on its license and implementation contracts in accordance with American Institute of Certified Public Accountants (AICPA) SOP 97-2, Software Revenue Recognition, and SOP 98-4 and SOP 98-9, Software Revenue Recognition, as modified. These statements provide that arrangements to deliver software that requires significant customization be accounted for in conformity with Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts, using the relevant guidance in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Accordingly, the Company recognizes revenue from its license and implementation contracts using the percentage-of-completion method due to significant customization of software. Percentage of completion is measured based on the ratio of labor hours incurred compared to total estimated labor hours. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Revenues from post-contract customer support contracts are recognized ratably over the term of the arrangement based on vendor-specific objective evidence.

Subscription revenue represents revenue earned on the Company’s hosting arrangements. Most of the Company’s hosting arrangements do not allow the customer the contractual right to take possession of the software during the hosting period; accordingly, the hosting arrangements are considered service contracts. Revenue from these hosting arrangements is recognized ratably over the lives of the contracts. Implementation services provided to customers with hosting arrangements, included in license and service revenue, and initial setup fees are deferred and amortized ratably over the lives of the contracts.

In hosting arrangements that allow the customer the contractual right to take possession of the software, the Company recognizes revenue on the arrangement in accordance with SOP 97-2. As vendor-specific objective evidence has not been established for all undelivered elements of the arrangement as required, the Company recognizes revenue from the entire arrangement over the life of the contract.

Revenue from nonmonetary exchanges of software is recorded in accordance with Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions, based on the fair value of the software or services exchanged.

Recent accounting pronouncements:    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 but establishes new criteria for asset classification and broadens the scope of qualifying discontinued operations. The Company adopted this statement on January 1, 2002. Adoption of this statement did not have a significant effect on the financial position or results of operations of the Company.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002. Management has not yet determined the impact of the adoption of the statement on the financial position or results of operations of the Company.

(2)  Mandatorily Redeemable Convertible Preferred Stock

On May 31, 2002 and July 3, 2002, the Company issued 14,406,573 shares of Series 3 mandatorily redeemable convertible preferred stock, at a purchase price of $0.6192 per share, resulting in proceeds of $8,920,550. This issuance resulted in an adjustment to the conversion prices of the Series 2 preferred stock, Series 2-A preferred stock and Series 1 preferred stock to $1.2023 per share from $1.2873 per share for each series.

Prior to the issuance of Series 3 preferred stock, the Company’s Board of Directors and stockholders approved the adoption of the Company’s Eighth Amended and Restated Certificate of

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

Incorporation. Certain existing stockholders that did not participate in the Series 3 equity financing, had their outstanding shares of Series 2 preferred stock converted into a newly-authorized Series 2-A mandatorily redeemable preferred stock. A total of 8,120,113 shares of Series 2 preferred stock were converted into an equal number of shares of Series 2-A preferred stock.

In addition, certain stockholders that participated in the Series 3 equity financing with amounts in excess of their pro rata portions of a proposed $5 million issuance converted some of their existing shares of Series 1 and Series 2 preferred stock into Series 3 preferred stock. A total of 2,547,149 shares of Series 1 preferred stock and 94,941 shares of Series 2 preferred stock were converted into 9,913,738 shares of Series 3 preferred stock. This issuance resulted in an adjustment to the conversion prices of the Series 2 preferred stock, Series 2-A preferred stock and Series 1 preferred stock to $1.2023 per share from $1.2873 per share for each series. The Company accounted for the conversion of equity securities by allocating the carrying value of the shares converted to the new equity securities based on fair value. The excess of the fair value of the new securities over the carrying value of the shares converted was recorded as a return to preferred stockholders.

Following is a summary of the terms and conditions for the Series 3 and Series 2-A mandatorily redeemable convertible preferred stock as of June 30, 2002:

Conversion:    Each share of Series 3 preferred stock and Series 2-A preferred stock is convertible at the option of the holder into common stock. The conversion of the Series 3 preferred stock is determined by dividing $ 0.6192 by its conversion price , and the conversion of the Series 2-A preferred stock is determined by dividing $1.2873 by its conversion price. The conversion price, equal to $ 0.6192 and $1.2023 for the Series 3 preferred stock and Series 2-A preferred stock, respectively, will be adjusted for any subsequent issuances of equity securities at consideration per share less than the conversion price for each respective series. Under the terms of the Eighth Amended and Restated Certificate of Incorporation, the senior preferred stock will automatically convert into shares of common stock upon the closing of a public offering at a net offering price to the Company of not less than $30,000,000 or upon the vote or written consent of senior preferred stockholders equaling 50% of the voting power of the then-outstanding shares of senior preferred stock. In addition, if the price of such a public offering is less than $1.2384 per share, then the conversion price of the Series 3 preferred stock will be adjusted downward to equal one-half the price of the public offering.

Dividends:    If the Board of Directors were to declare a cash dividend, the Company would first be required to pay preferential cash dividends on the Series 1 preferred stock, Series 2 preferred stock, Series 2-A preferred stock, and Series 3 preferred stock equal to $0.1417, $0.0772, $0.0772, and $0.0372 per share, respectively. In addition to this preferential dividend, the Series 1 preferred stock, Series 2 preferred stock, Series 2-A preferred stock, and Series 3 preferred stock are entitled to payment of an equivalent cash dividend in connection with any payment of cash dividends on common stock. As of June 30, 2002, no dividends have been declared or paid.

Liquidation:    In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Series 3 preferred stockholders will be entitled to receive, before any payment is made to holders of Series 2 preferred stock, Series 2-A preferred stock, Series 1 preferred stock, Special Junior preferred stock, or common stock, the following liquidation payment plus declared but unpaid dividends: (i) $1.2384 per share in the event of a liquidation event on or prior to July 31, 2002; (ii) $1.5480 per share in the event of a liquidation event after July 31, 2002 but on or prior to October 31, 2002; (iii) $1.8576 per share in the event of a liquidation event after October 31, 2002 but on or prior to January 31, 2003; (iv) $2.1672 per share in the event of a liquidation event after January 31, 2003 but on or prior to December 31, 2003; and (v) $2.4768 per share in the event of a liquidation event after December 31, 2003.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

After this payment to the holders of Series 3 preferred stock, the holders of Series 2 preferred stock will be entitled to receive an amount equal to $1.93095 per share, plus any declared but unpaid dividends, before any payment is made to holders of Series 2-A preferred stock, Series 1 preferred stock, Special Junior preferred stock, or common stock. After this payment to the holders of Series 2 preferred stock, the holders of Series 2-A preferred stock will be entitled to receive an amount equal to $1.93095 per share, plus any declared but unpaid dividends, before any payment is made to holders of Series 1 preferred stock, Special Junior preferred stock, or common stock. After payment to holders of Series 2-A preferred stock, the holders of Series 1 preferred stock and holders of Special Junior preferred stock will be entitled to receive, pro-rata based on their respective liquidation preferences, the amounts of $2.362 and $1.20 per share, respectively, plus any declared but unpaid dividends.

After payment of all preferential amounts on the preferred stock, any remaining assets will be distributed pro-rata among the holders of Series 3 preferred stock, Series 2 preferred stock, Series 2-A preferred stock, Series 1 preferred stock, and common stock (on an as-converted into common stock basis).

Redemption:    After June 30, 2005, holders of a majority of the Company’s outstanding Series 3 preferred stock, voting together, may require the Company to redeem some or all of their Series 3 preferred shares at a price per share equal to $0.6192, plus any declared but unpaid dividends. In the event that holders of Series 3 preferred stock elect redemption, the holders of our Series 1 preferred stock, Series 2 preferred stock, and Series 2-A preferred stock may require the Company to redeem up to the same proportion of their shares at a price per share equal to $2.362, $1.2873, and $1.2873, respectively, plus all declared but unpaid dividends. Payment of redemption amounts to holders of Series 1 preferred stock, Series 2 preferred stock, and Series 2-A preferred stock is subordinated to payments to holders of Series 3 preferred stock. The total aggregate redemption of senior preferred stock as of June 30, 2002, was $107,444,444.

Voting:    Each share of senior preferred stock has voting rights and powers equivalent to each full share of common stock into which shares of senior preferred stock would be convertible on the record date for the vote.

(3)  Line of Credit

On May 24, 2002, the Company entered into a loan agreement with Silicon Valley Bank whereby the Company established a line of credit of up to $5,000,000. The credit line is secured by accounts receivable and other assets of the Company and is subject to certain financial covenants including minimum quarterly bookings (binding written contracts between the Company and its customers), maximum quarterly losses and additional provisions. As of the June 30, 2002, the Company had not drawn on the line of credit.

(4)  Restructuring Charges

The following table provides a summary of restructuring charges recorded by the Company during the six months ended June 30:

	2001	2002
Estimated future rental payments	$—	$2,441,017
Asset impairment charge		1,477,220
Lease termination costs		212,505
Employee severance	214,568

	$214,568	$4,130,742

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

During 2001, the Company streamlined its operations through a reduction in workforce of 23 employees. As a result, the Company recorded a restructuring charge of $607,182 during the six months ended June 30, 2001.

During the six months ended June 30, 2002, the Company recorded a restructuring charge of $2,441,017 to cover anticipated losses related to vacated office space at its corporate facilities. The restructuring charge represents future rental payments on the vacated office space.

During the six months ended June 30, 2002, the Company recorded an impairment charge of $1,477,220 to write-off the carrying value of certain equipment. Due to reductions in workforce and improvements in the Company’s product, management determined that these assets provided no future service potential to the Company.

During the six months ended June 30, 2002, the Company resolved outstanding lease termination costs relating to abandoned office space initially reserved for in 2000. An additional $212,505 of lease termination costs were recorded during the six months ended June 30, 2002.

The following table presents the activity and balances of the reserves established in connection with the restructuring charges as of June 30:

	2001	2002
Beginning balance, January 1	$833,707	$1,093,307
Additions	214,568	2,653,522
Payments	(417,363)	(1,107,806)

Ending balance, June 30	$630,912	$2,639,023

(5)  Related Party Transactions

Revenues for the six months ended June 30, 2001 and 2002, include $958,759 and $1,267,162, respectively, earned from related parties. Of these amounts, $775,833 is included in accounts receivable as of June 30, 2002.

In July 2001, the Company entered into a consulting agreement with a director for services related to software development. During the six months ended June 30, 2002, payments made to this director totaled $20,898.

In September 2001, the Company entered into an agreement with a stockholder under which the stockholder would provide the Company with certain hosting and Internet technology services. During the six months ended June 30, 2002, $365,733 of services were provided to the Company by the stockholder and were recorded as cost of revenues. As of June 30, 2002, no amounts were accrued related to these services.

Total payments for lease financing to an affiliate of a stockholder during the six months ended June 30, 2001 and 2002 were $21,503 and $140,077, respectively.

CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2002
(Unaudited)

(6)  Supplementary Cash Flow Information

During the six months ended June 30, 2001, the Company entered into capital lease obligations and recorded equipment under capital leases totaling $1,506,750.

During the six months ended June 30, 2002, the Company entered into a lease termination agreement with its landlord for office space vacated in 2001. The lease termination payment included $200,000 in cash and 653,688 shares of Series 2 preferred stock.

(7)  Subsequent Event

On July 31, 2002, the Company merged with a wholly-owned subsidiary of Concur Technologies, Inc., a Delaware corporation (Concur), resulting in the Company surviving as a wholly-owned subsidiary of Concur. Following the merger, the Company’s operations were consolidated into Concur’s operations. In connection with the merger, all outstanding shares of the Company’s common and preferred stock will be exchanged for approximately 5.2 million shares of Concur’s common stock plus approximately $2 million in cash. The amount of consideration is subject to certain adjustments and escrow provisions, including the following: (a) an indemnity escrow of approximately 10% of the consideration; (b) a reduction of the cash consideration by up to approximately $1.1 million primarily relating to payments made by the Company or Concur to former Company employees in connection with the Company’s employee retention bonus plan; and (c) a hold back of approximately 1.1 million shares of the stock consideration, which is subject to achievement of certain additional customer bookings by September 30, 2002. Concurrent with the acquisition, notes receivable from two officers of the Company, totaling $586,000, were forgiven. In addition, under the employee retention bonus plan, employees received cash bonus payments of $777,594.

Item 7(b)(i)

CONCUR TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2002
(in thousands)

	Concur	Captura	Pro Forma Adjustments		Combined Total
Assets
Current assets:
Cash and cash equivalents	$13,461	$7,471	$(1,067	)(a)
			(2,713	)(d)	$17,152
Marketable securities	2,013	—	—		2,013
Accounts receivable	5,265	3,517	(219	)(c)	8,563
Prepaid expenses and other current assets	1,167	1,599	(1,020	)(c)	1,746
Deferred costs		1,467	(1,467	)(c)	—

Total current assets	21,906	14,054	(6,486)		29,474
Property and equipment, net	3,589	2,373	(1,889	)(c)	4,073
Restricted cash	1,363	—	—		1,363
Deposits and other assets	137	3,540	(2,342	)(c)
			(586	)(d)	749
Goodwill	—	—	4,646	(a)	4,646
Other Intangible Assets	—	—	5,700	(a)	5,700

Total assets	$26,995	$19,967	$(957)		$46,005

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,139	$1,091	$643	(a)	$2,873
Accrued payroll and benefits	1,314	513	—		1,827
Accrued commissions	534	76	—		610
Other accrued liabilities	3,809	3,178	(67	)(c)
			(1,200	)(d)	5,720
Current portion of long-term obligations	244	990	—		1,234
Deferred revenues	5,885	4,452	(2,126	)(c)	8,211

Total current liabilities	12,925	10,300	(2,750)		20,475

Long-term obligations, net of current	584	300			884
Deferred revenues, net of current		2,487	(2,041	)(c)	446

Mandatorialy redeemable convertible preferred stocks and warrants		120,823	(120,823	)(b)	—

Stockholders’ equity:
Common stock, additional paid-in capital and warrants	223,498	10,948	(10,948	)(b)
			11,515	(a)	235,013
Accumulated deficit	(210,012)	(124,891)	124,891	(b)
			(1,300	)(a)
			499	(e)	(210,813)

Total stockholders’ equity	13,486	(113,943)	124,657		24,200

Total liabilities and stockholders’ equity	$26,995	$19,967	$(957)		$46,005

Item 7(b)(ii)

CONCUR TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2002
(in thousands except per share amounts)

	Concur	Captura	Pro Forma Adjustments		Combined Total
Revenues, net:	$31,430	$9,911	$(4,026	)(h)	$37,315
Cost of revenues	15,945	6,917	(1,002	)(f)	21,859

Gross profit	15,485	2,994	(3,024)		15,455

Operating expenses:
Sales and marketing	11,967	7,009	(278	)(f)	18,698
Research and development	8,013	5,749	(454	)(f)	13,308
General and administrative	5,208	7,041	(205	)(f)	12,044
Amortization of acquired contracts intangible asset			909	(g)	909

Total operating expenses	25,188	19,799	(27)		44,960

Loss from operations	(9,703)	(16,805)	(2,997)		(29,505)
Interest income	310	110			420
Interest expense	(162)	(280)			(442)
Other income (expense), net	11				11

Net loss	$(9,544)	$(16,975)	$(2,997)		$(29,516)

Basic and diluted net loss per share	$(0.37)				$(0.95)

Shares used in calculation of basic and diluted net loss per share	25,911		5,206		31,117

Item 7(b)(iii)

CONCUR TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001
(in thousands except per share amounts)

	Concur	Captura	Pro Forma Adjustments		Combined Total
Revenues net:	$39,734	$6,642	$(2,491	)(h)	$43,885
Cost of revenues	23,915	6,591	(508	)(f)	29,998

Gross profit	15,819	51	(1,982)		13,888

Operating expenses:
Sales and marketing	24,622	18,400	(144	)(f)	42,878
Research and development	16,449	13,432	(330	)(f)	29,551
General and administrative	10,729	8,674	(873	)(f)	18,530
Amortization of acquired contracts intangible asset			1,212	(g)	1,212
Restructuring charges	266	—			266

Total operating expenses	52,066	40,506	(136)		92,436

Loss from operations	(36,247)	(40,455)	(1,847)		(78,549)
Interest income	2,011	485			2,496
Interest expense	(719)	(253)			(972)
Other expense, net	(128)				(128)

Net loss	$(35,083)	$(40,223)	$(1,847)		$(77,153)

Basic and diluted net loss per share	$(1.37)				$(2.51)

Shares used in calculation of basic and diluted net loss per share	25,574		5,206		30,780

Item 7(b)(iv)

CONCUR TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

JUNE 30, 2002

(1)  Basis of Presentation

The unaudited pro forma combined balance sheet as of June 30, 2002 gives effect to the acquisition of Captura Software, Inc., a Delaware corporation (Captura), by Concur Technologies, Inc, a Delaware Corporation (Concur) as if the transaction had occurred on June 30, 2002. The unaudited pro forma combined statements of operations for the nine month period ended June 30, 2002 and for the year ended September 30, 2001 gives effect to the acquisition of Captura as if the transaction had occurred at the beginning of the period presented. Historically, the fiscal year of Captura ended on December 31, and Concur Technologies Inc. on September 30. As a result of the fiscal year end differences, and for the purposes of preparing the unaudited pro-forma combined financial statements, all Captura financial statements have been presented assuming the same fiscal year end as Concur.

The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as they may exist in the future. The pro forma adjustments are based on the consideration exchanged by Concur for the fair value of the assets acquired and liabilities assumed.

The unaudited pro forma combined consolidated financial statements do not purport to represent what Concur’s financial position or results of operations would actually have been if the acquisition had in fact occurred on such date or to project Concur’s financial position or results of operations as of any future date or for any future period.

(2)  Acquisition of Captura Software, Inc.

On July 31, 2002, Concur completed and announced its acquisition of Captura through the merger of a wholly-owned subsidiary of Concur with and into Captura, with Captura surviving as a wholly-owned subsidiary of Concur (the Merger). Concur will account for the Merger under the purchase method of accounting.

Prior to the Merger, Captura was a privately held corporation that provided hosted and licensed corporate expense management solutions. Following the Merger, Captura’s operations were consolidated into Concur’s operations at Concur’s headquarters in Redmond, Washington.

In connection with the Merger, all outstanding equity securities of Captura will be exchanged for up to approximately 5.2 million shares of Concur’s common stock, which will represent approximately 16.6% ownership of the combined company, plus approximately $2 million in cash. The amount of consideration is subject to certain adjustments and escrow provisions, including the following: (a) an indemnity escrow of approximately 10% of the Merger consideration; (b) a reduction of the cash consideration by up to approximately $1.1 million primarily relating to payments made by Captura or Concur to former Captura employees in connection with Captura’s pre-existing retention bonus plan; and (c) a hold back of approximately 1.1 million shares of the stock consideration, which is subject to achievement of certain additional customer bookings by September 30, 2002. Based on the price of Concur’s stock at the time of the Merger, the transaction was valued at between approximately $12.5 and $14.9 million, subject to such adjustments and escrow provisions. Concur did not assume any of Captura’s outstanding stock options or warrants in the transaction.

CONCUR TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2002

Concurrent with the acquisition, notes receivable from two officers of Captura, totaling approximately $586,000, were forgiven. In addition, under the employee retention bonus plan, employees received bonus payments of $777,594 of the total $1.1 million available.

The total purchase consideration was as follows:

(in millions)
Purchase Consideration
Long term liabilities assumed	$0.8
Cash	1.1
Equity	11.5
Transaction costs	0.6

$14.0

Concur accounted for the acquisition in accordance with SFAS No. 141 “Business Combinations” (SFAS141). The primary identified intangibles were related to in-process research and development and acquired contracts.

(in millions)
Preliminary Purchase Price Allocation
Cash and cash equivalents	$1.3
Accounts receivable	3.4
Prepaid expenses and other current assets	0.8
Property and equipment	0.2
Deposits and other assets	0.4
Goodwill	4.6
In-process research and development (accumulated deficit)	1.3
Acquired Contracts	5.7
Accounts payable	(1.2)
Accrued payroll and benefits	(0.4)
Current portion of long-term obligations	(0.9)
Deferred revenue	(1.2)

$14.0

The purchase price allocation set forth above is tentative and preliminary and may be materially different from the final purchase price allocation. Amounts allocated to in-process research and development will be immediately expensed, while the amounts allocated to acquired contracts will be amortized over the anticipated life of those contracts, which have been estimated at approximately five years.

CONCUR TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2002

(3)  Nonrecurring Charges

On May 31, 2002, Captura recorded an impairment charge of $1,477,220 to write-off the carrying value of certain equipment. Due to reductions in workforce and improvements in Captura’s product, management determined that these assets provided no future service potential to the Company.

During the six months ended June 30, 2002, Captura recorded a restructuring charge of $2,441,017 to cover anticipated losses related to vacated office space at its corporate facilities. The restructuring charge represents future rental payments on the vacated office space.

During the six months ended June 30, 2002, Captura resolved outstanding lease termination costs relating to abandoned office space initially reserved for in 2000. An additional $212,505 of lease termination costs were recorded during the six months ended June 30, 2002.

(4)  Pro Forma Adjustments

(a)
The total consideration of $14.0 million consisted of Concur’s common stock valued at $11.5 million, assumed net long-term liabilities of $0.8 million, cash of $1.1 million, and transaction costs of $0.6 million. The $11.5 million in stock consideration assumes all 5.2 million shares available were exchanged with a stock price of $2.212, which represented the average stock price two days prior to and subsequent to the date of acquisition.

Concur engaged a third party appraiser to perform the appraisal of the intangible assets acquired in the Merger, and to assist in the allocation of the purchase price. The following values have been allocated to the intangible assets based on their fair values as determined by the appraisal: $5.7 million to acquired contracts and $1.3 million to acquired in-process research and development. The excess of the total purchase price over fair values of all identifiable assets acquired, net of liabilities, amounted to $4.6 million.

Acquired contracts included all Captura customer contracts signed as of July 31, 2002, the date of the acquisition, ranging in term from 2 to 5 years, and having an average remaining life of 2 years. Due to Captura’s limited historical experience, most of the acquired contracts were assumed to renew for one 3-year term, and to migrate to a sustainable long-term growth rate of 5% by 2008. The future cash flows provided by these contracts are almost entirely subscription based, and as a result, will generate an equal and ratable stream of monthly cash flows.

In the valuation process, a form of the income approach, commonly referred to as the excess earnings method, was used to estimate the value of the acquired contracts. The excess-earnings method captures the value of an intangible asset by discounting to present value the earnings generated by the asset that remains after a deduction for a return on other contributory assets. These other assets normally include working capital, fixed assets, and other intangible assets.

The estimated net cash flow attributed to the customer base was discounted to present value at the rate of 23.0%. Based on the excess earnings method, the value of the acquired contracts was estimated to be $5.7 million, including the benefits of amortization for tax purposes. The expected average remaining life of all acquired contracts was estimated to be 5 years.

Certain elements of Captura’s technology were identified as having value for Concur’s current and future development efforts, and accordingly were identified as in-process research and development. We valued these elements using a hybrid “cost savings” approach, which involved using the cost approach and the discounted cash flow method. This hybrid “cost savings” approach involves estimating the cost to reproduce the technology and then spreading that cost over the remaining development period required to incorporate these elements into Captura’s future platform. The tax effected cost savings were then discounted to present value. Using this methodology, the value of acquired in-process research and development was estimated to be $1.3 million. In accordance with accounting rules, this amount will be charged to operations as research and development costs in the period during which the Merger occurred.

(b)	To eliminate Captura’s historical equity and redeemable preferred stock of $6.9 million.

(c)	To adjust assets and liabilities to fair values as of the acquisition date.

(d)
To reflect payment of $1.9 million in severance costs, $0.8 million in employee bonuses, forgiveness of notes receivable from Captura officers of $0.6 million, and reversal of excess accrued lease termination obligations of $1.2 million at the date of the acquisition.

(e)	To reduce the net assets of Captura to the net assets at July 31, 2002, the date of the acquisition by $0.5 million.

(f)	To eliminate the depreciation expense based on historical values of fixed assets and to record depreciation expense based upon the acquired values of assets.

(g)	To record amortization of acquired contracts associated with Concur’s acquisition of Captura.

(h)	To eliminate revenues resulting from amortization of set-up fees and software implementation fees.

(c)  Exhibits

2.01	Agreement and Plan of Reorganization dated July 31, 2002, among Concur Technologies, Inc., Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative*

23.01	Independent Auditors’ Consent

*	Previously filed as an exhibit to the Report on Form 8-K with the Securities and Exchange Commission by the Registrant on August 14, 2002 (File No. 000-25137), and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized to sign on behalf of the registrant and as the principal financial officer thereof.

CONCUR TECHNOLOGIES, INC.

Dated: October 11, 2002	By	/S/ JOHN F. ADAIR
John F. Adair Chief Financial Officer

INDEX TO EXHIBITS

2.01	Agreement and Plan of Reorganization dated July 31, 2002, among Concur Technologies, Inc., Canoe Acquisition Corp., Captura Software, Inc. and Fred Harman, as Representative*

23.01	Independent Auditors’ Consent

*	Previously filed as an exhibit to the Report on Form 8-K with the Securities and Exchange Commission by the Registrant on August 14, 2002 (File No. 000-25137), and incorporated herein by reference